Exhibit 4.3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, modified or otherwise supplemented from time to time, this “Security Agreement”), dated as of July 3, 2014, is executed by Novatel Wireless, Inc. (“NWI” or the “Company”) (together with its successors and assigns), in favor of the Escrow Agent (defined below) for the benefit of the Class (as such term is defined in the Stipulation of Settlement (the “Stipulation”) in In re Novatel Wireless, Inc. Securities Litigation, and all references to the term Class in this Security Agreement shall have such meaning). The “Owner” of this Security Agreement shall be the “Escrow Agent” as defined in the Stipulation and will hold this Security Agreement and perform all rights and obligations of the Class provided herein for the beneficial interest of the Class. The Class is the beneficiary of this Security Agreement.

RECITALS

A. Simultaneously herewith, Company has executed and delivered to the Escrow Agent that certain Settlement Note, dated as of the date hereof, made by the Company payable to the Escrow Agent, for the benefit of the Class, in the aggregate principal amount of $5,000,000 (the “Note”).

B. In order to induce the Escrow Agent, for the benefit of the Class, to extend the credit evidenced by the Note, Company has agreed to enter into this Security Agreement and to grant the Escrow Agent, for the benefit of the Class, the security interest in the Collateral described below.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company hereby agrees with the Escrow Agent, for the benefit of the Class, as follows:

1. Definitions and Interpretation. When used in this Security Agreement, the following terms have the following respective meanings:

(a) “Collateral” has the meaning given to that term in Section 2 hereof.

(b) “Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, or other type of lien.

(c) “Obligations” means all principal, interest and other reasonable costs and expenses (including reasonable attorneys’ fees and costs) required to be paid by the Company to the Escrow Agent, for the benefit of itself or the Class, pursuant to the terms of the Note and this Security Agreement (the “Transaction Documents”), in each case, whether absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(d) “Permitted Liens” means any security interests or lien in that portion of Collateral not necessary to satisfy the Required Ratio.

(e) “Required Ratio” has the meaning set forth in Attachment 1 hereto.

(f) “UCC” means the Uniform Commercial Code as in effect in the State of California from time to time.

All capitalized terms not otherwise defined herein shall have the respective meanings given in the Note and the Stipulation. Unless otherwise defined herein, all terms defined in the UCC have the respective meanings given to those terms in the UCC.

2. Grant of Security Interest. As security for the Obligations, Company hereby pledges to and grants to the Escrow Agent, for the benefit of the Class, a security interest in all right, title and interests of Company in and to the Accounts Receivable (as defined in Attachment 1 hereto), whether now owned or hereafter arising or acquired, including all proceeds from the disposition or collection of the Accounts Receivable, all chattel paper or other instruments evidencing any Accounts Receivable and all claims the Company may have against the applicable account debtors for unpaid amounts owed by such account debtors in respect of any Accounts Receivable (collectively all such Accounts Receivable, chattel paper, instruments and claims, the “Collateral”).

3. General Representations and Warranties. Company represents and warrants to the Escrow Agent, for the benefit of the Class, that (a) Company is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Company or its subsidiaries acquires rights in the Collateral, will be the owner thereof) and that no other person or entity has (or, in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral, other than Permitted Liens; (b) upon the filing of UCC-1 financing statements in the appropriate filing offices, the Escrow Agent, for the benefit of the Class, has (or in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) a valid first-priority perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, except for Permitted Liens; (c) all Accounts Receivable are genuine and enforceable against the party obligated to pay the same; (d) the originals of all documents evidencing all accounts receivable and payment intangibles of Company and the only original books of account and records of Company relating thereto are as of the date hereof, and will continue to be (unless the Company notifies the Escrow Agent), kept at the address of Company set forth on the signature page of this Security Agreement, provided, however, that in no event, without prior written notice to the Escrow Agent, shall the Company relocate such documents to any location outside of the State of California, and in no event, without prior written consent of the Escrow Agent, shall the Company relocate such documents to any location outside of the United States; (e) all corporate action on the part of Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Transaction Documents by Company and the performance of all of Company’s obligations under the Transaction Documents has been taken or will be taken prior to execution of the Transaction Documents; (f) the Transaction Documents, when executed and delivered by Company, shall constitute valid and binding obligations of Company, enforceable in accordance with its terms, except (1) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (2) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity; (g) the Required Ratio is satisfied as of the date hereof; (h) the financial statements contained in NWI’s Quarterly Report on Form 10 Q dated May 8, 2014 present fairly, in all material respects, the consolidated financial condition of Company and its consolidated subsidiaries as of the date thereof and the consolidated results of operations of Company and its consolidated subsidiaries for the period then ended, (i) since March 12, 2014, no event, circumstance, or change has occurred that has had, or would reasonably be expected to have, (1) a material adverse change in the business, assets, liabilities or financial condition of Company and its consolidated subsidiaries, taken as a whole, (2) a material impairment of Company’s ability to perform its obligations under the Transaction Documents or of the Escrow Agent’s ability to enforce the Obligations or realize upon the Collateral, or (3) a material impairment of the enforceability or priority of the Escrow Agent’s security interests in the Collateral granted pursuant hereto that has occurred as a result of a breach by Company of the terms of this Security Agreement, and (j) there are no liens or security interests in the Collateral as of the date hereof, other than those granted to the Escrow Agent for the benefit of itself or the Class pursuant to this Security Agreement.

4. Covenants Relating to Collateral. Company hereby agrees (a) to comply with the provisions set forth in Attachment 1 hereto and not to otherwise encumber the Collateral other than by Permitted Liens or by the security interest granted to the Escrow Agent for the benefit of itself or the Class pursuant to this Security Agreement; (b) to deliver to the Escrow Agent, contemporaneous with NWI’s quarterly interest payment, a compliance confirmation from a senior officer that NWI is in compliance with the Required Ratio; (c) to provide notice to the Escrow Agent at least five (5) business days prior to the Company granting any security interest in the Collateral other than pursuant to this Security Agreement; (d) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted herein and the perfection of such Lien, except for Permitted Liens or as otherwise permitted hereby; (e) not to use or permit any Collateral to be used (1) in violation in any material respect of any applicable law, rule or regulation, or (2) in violation of any policy of insurance covering the Collateral; (f) to pay promptly when due all material taxes and other governmental charges, all Liens (other than the security interests created hereby and Permitted Liens) and all other charges now or hereafter imposed upon or affecting any Collateral, except to the extent being contested in good faith by appropriate proceedings; (g) without written notice to the Escrow Agent, not to change (1) Company’s name or place of business (or, if Company has more than one place of business, its chief executive office), (2) the office in which Company’s records relating to accounts receivable and payment intangibles are kept to any location outside of the State of California, or (3) Company’s state of incorporation; (h) without prior written consent of the Escrow Agent, not to change the office in which Company’s records relating to accounts receivable and payment intangibles are kept to any location outside of the United States; and (i) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by the Escrow Agent to perfect, maintain and protect its Lien hereunder and to deliver promptly upon the request of the Escrow Agent all originals of Collateral consisting of instruments.

5. Authorized Action by Escrow Agent. Company hereby irrevocably appoints the Escrow Agent as its attorney-in-fact (which appointment is coupled with an interest) and agrees that such Escrow Agent may perform (but the Escrow Agent shall not be obligated to and shall incur no liability to Company or any third party for failure so to do) any act which Company is obligated by this Security Agreement to perform, and to exercise such rights and powers as Company might exercise with respect to the Collateral, including the right to (a) gain access to the books of Company pertaining to the Collateral and to NWI’s premises at all reasonable times to inspect, make copies of and audit such books of NWI ; (b) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (c) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (d) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (e) insure, process and preserve the Collateral; and (f) pay any indebtedness of Company relating to the Collateral; provided, however, that the Escrow Agent shall not exercise or perform any such rights or powers granted pursuant to this sentence (including those described in subsections (a) through (f) of this sentence) prior to the occurrence of an Event of Default and shall only exercise such rights and powers during the continuance of an Event of Default. Company agrees to reimburse the Escrow Agent upon demand for any reasonable costs and expenses, including reasonable attorneys’ fees, the Escrow Agent may incur while acting as Company’s attorney-in-fact in accordance with this Section 5, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as the Escrow Agent gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in the Escrow Agent’s possession; provided, however, that the Escrow Agent shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral. The Escrow Agent may file, amend or modify any UCC financing statements to perfect the security interest granted by Company pursuant to this Agreement. Additionally, the Escrow Agent will be permitted access, during the normal business hours of Company and upon five (5) business days’ prior written notice from the Escrow Agent to Company, to Company’s books and records pertaining to the Collateral for the purpose of determining Company’s compliance with the Security Agreement, provided that, notwithstanding the foregoing contained in this sentence, (a) the Escrow Agent can only exercise the rights granted pursuant to this sentence one time during any six consecutive month period, and (b) unless an Event of Default shall have occurred, the Escrow Agent shall bear all costs and expenses associated with its exercise of such rights, with no obligations of Company to reimburse the Escrow Agent for any such costs and expenses.

6. Litigation and Other Proceedings. Upon the occurrence and during the continuation of an Event of Default, the Escrow Agent shall have the right but not the obligation to bring suit or institute proceedings in the name of Company or the Class to enforce any rights in the Collateral, including any license thereunder, in which event Company shall at the request of the Escrow Agent do any and all lawful acts and execute any and all documents reasonably required by the Escrow Agent in aid of such enforcement.

7. Default and Remedies.

(a) Default. Company shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default (as defined in the Note).

(b) Remedies. Upon the occurrence and during the continuance of any Event of Default, the Escrow Agent, for the benefit of the Class, shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by applicable law, including the right to: (a) require Company to assemble the Collateral and make it available to the Escrow Agent at a place to be designated by the Escrow Agent; and (b) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Escrow Agent deems appropriate. Company hereby agrees that ten (10) days notice of any intended sale or disposition of any Collateral is reasonable.

(c) Application of Collateral Proceeds. The proceeds of the Collateral, or any part thereof, and the proceeds of any remedy hereunder (as well as any other amounts of any kind held by the Escrow Agent at the time of, or received by the Escrow Agent after, the occurrence and during the continuance of an Event of Default in accordance with this Agreement) shall be paid to and applied as follows:

(i) First, to the payment of reasonable costs and expenses, including reasonable legal expenses and attorneys’ fees, incurred by the Escrow Agent that are required to be paid by Company pursuant to this Security Agreement or the Note;

(ii) Second, to the payment to the Class of the amount then owing or unpaid on the Note on a pro rata basis, and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon such Note, then its pro rata share of the amount remaining to be distributed (to be applied first to accrued interest and second to outstanding principal);

(iii) Third, to the payment of other amounts then payable to the Class in accordance with the Transaction Documents, and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid, then its pro rata share of the amount remaining to be distributed; and

(iv) Fourth, to the payment of the surplus, if any, to Company, its successors and assigns, or to whosoever may be lawfully entitled to receive the same.

8. Miscellaneous.

(a) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Security Agreement, or at such other address or facsimile number as the Company shall have furnished to the Escrow Agent in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation); (iv) one business day after being deposited with an overnight courier service of recognized standing; or (v) three business days after being deposited in the U.S. mail, first class with postage prepaid.

(b) Termination of Security Interest. Upon the payment in full of all Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Company. Upon such termination, the Escrow Agent, for the benefit of the Class, hereby authorizes Company to file any UCC termination statements necessary to effect such termination, and the Escrow Agent will execute and deliver to Company any additional documents or instruments as Company shall reasonably request to evidence such termination.

(c) Nonwaiver. No failure or delay on the Escrow Agent’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(d) Amendments and Waivers. This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Company and the Escrow Agent. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(e) Assignments. This Security Agreement shall be binding upon and inure to the benefit of the Escrow Agent, the Class and Company and their respective successors and assigns; provided, however, that Company may not sell, assign or delegate rights and obligations hereunder without the prior written consent of the Escrow Agent.

(f) Cumulative Rights, etc. The rights, powers and remedies of the Escrow Agent, for the benefit of the Class, under this Security Agreement shall be in addition to all rights, powers and remedies given to the Escrow Agent, for the benefit of the Class, by virtue of any applicable law, rule or regulation of any governmental authority, or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the Escrow Agent, for the benefit of the Class, hereunder. Company waives any right to require the Escrow Agent, for the benefit of the Class, to proceed against any person or entity or to exhaust any Collateral or to pursue any remedy in the Escrow Agent’s power.

(g) Payments Free of Taxes, etc. All payments made by Company under the Note shall be made by Company free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, Company shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by the Escrow Agent, Company shall furnish evidence satisfactory to such Escrow Agent that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

(h) Partial Invalidity. If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(i) Expenses. Company shall, subject to the immediately following sentence, pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Escrow Agent upon the occurrence and during the continuance of an Event of Default in connection with (a) the sale of, or other realization on, any of the Collateral by the Escrow Agent or (b) the Escrow Agent’s enforcement or attempt to enforce any of the Obligations which are not performed as and when required by this Security Agreement. Any demand made by the Escrow Agent for fees and expenses payable by Company in accordance with this Security Agreement shall be in writing, accompanied by a statement detailing such fees and expenses to Company’s reasonable satisfaction, which fees and expenses shall then be payable by Company within thirty (30) calendar days after Company’s receipt of such demand and accompanying statement.

(j) Entire Agreement. This Security Agreement, the Note, and the Stipulation constitute and contain the entire agreement of Company and the Escrow Agent, for the benefit of the Class, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(k) Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules (except to the extent governed by the UCC).

(1) Counterparts. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Original signatures hereto may be delivered by facsimile or by portable data format (PDF) which shall be deemed originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed as of the date first above written.

COMPANY:

Novatel Wireless, Inc.

By:

Name:	Slim Souissi

Title:	COO

Address:

Attn:

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed as of the date first above written.

ESCROW AGENT:

By:

Print Name:

Title:

Address:

Attn:

ATTACHMENT 1

TO SECURITY AGREEMENT

All right, title and interest of NWI in and to its trade accounts receivable arising in the ordinary course of NWI’s business (collectively, the “Accounts Receivable”), provided that (a) as of any date of determination while this Security Agreement is in effect, the aggregate value of the Collateral, as set forth in the quarterly report on Form 10-Q or annual report on Form 10-K then most recently filed by NWI with the SEC pursuant to the Securities Exchange Act, shall at all times be an amount equal to at least the product determined by multiplying (i) five (5) by (ii) the outstanding amount of the Note as of any such date (including all outstanding principal and accrued interest) (the “Required Ratio”), and (b) notwithstanding anything to the contrary in the Transaction Documents, (i) NWI is hereby permitted to sell, transfer or encumber at any time all or any portion of the Collateral not required to satisfy the Required Ratio, so long as (A) both before and immediately after giving effect to any such sale, transfer or encumbrance, the Required Ratio is and will be satisfied, and (B) in the case of any such encumbrance, (1) if Company elects to encumber Collateral not required to satisfy the Required Ratio and such Collateral is separate, identifiable and distinct from other existing Collateral (any such Collateral, “Separate Existing Collateral”), Company provides the Escrow Agent with a reasonably detailed description of such Separate Existing Collateral to be so encumbered sufficient for filing with a UCC-3 amendment to the UCC-1 financing statement then covering the Collateral, to release the Escrow Agent’s security interests in such Separate Existing Collateral and/or (2) if Company elects to encumber any existing or future Collateral not required to satisfy the Required Ratio and such Collateral is not Separate Existing Collateral (any such Collateral, “Other Collateral”), Company causes the person or entity in favor of which any such encumbrance will be granted (each, an “Other Secured Party”) to enter into an agreement with the Escrow Agent, pursuant to which the Escrow Agent and the Other Secured Party mutually agree upon an allocation of such Other Collateral between such parties, and the Escrow Agent hereby agrees to negotiate reasonably and in good faith in reaching such an agreement, and (ii) if Company sells, transfers or encumbers Collateral having complied with and in accordance with the terms of subclause(b)(i) of this sentence, the Escrow Agent’s security interests and rights with respect to any such Collateral not required to satisfy the Required Ratio shall be automatically released upon any such sale, transfer or encumbrance. Only those Accounts Receivable that have been outstanding for not more than ninety (90) calendar days from the original invoice date or date incurred if no invoice shall be considered in computing NWI’s compliance with the Required Ratio.